Exhibit 2.3

WARRANTY DEED

FAITH REALTY, LLC, a Rhode Island limited liability company, for no consideration paid, grants to SUMMER INFANT, INC., a Rhode Island corporation, with Warranty Covenants:

That certain parcel of land, with all the buildings and improvements thereon, more particularly described on Exhibit A, incorporated herein by reference and made a part hereof.

There is no consideration for this conveyance. The conveyance is a gift and as such no transfer stamps are required.

This conveyance is such that no R.I.G.L. 44-30-71.3 withholding is required. Grantor is a Rhode Island limited liability company as evidenced by Certificate of Good Standing from the Office of the Rhode Island Secretary of State.

This conveyance is made subject to the following:

1.	a Mortgage dated December 21, 2006, and recorded on December 21, 2006 in Book 1614 at Page 190 in the Office of the Recorder of Deeds in the Town of Woonsocket;

2.	a Collateral Assignment of Leases and Rents dated December 21, 2006, and recorded on December 21, 2006, in Book 1614 at Page 204 in the Office of the Recorder of Deeds in the Town of Woonsocket; and

3.	Declaration of Covenants and Restrictions recorded in Book 1083 Page 577 in the Office of the Recorder of Deeds in the Town of Woonsocket.

4.	Notice of Taking at Book 962, Page 101, regarding taking at Book 961, Page 336 and shown on RIDOT Highway Plan 2386 and recorded at Plan Book 21, Pages 1-30.

5.	Easements at Plan Book 20, Page 8.

6.	Conditions described on Plan Book 21, Page 39.

7.	Easement in favor of the Redevelopment Agency of Woonsocket recorded at Book 1417, Page 192.

8.	Subdivision Plan recorded at Plan Book 22, Page 59.

9.	RIDEM Insignificant Alteration Permit recorded at Book 1474, page 58.

10.	Zoning decision recorded at Book 1473, Page 198.

11.	Easement to Narragansett Electric recorded in Book 1609, Page 319.

EXECUTED as a sealed instrument this 1st day of March, 2007.

FAITH REALTY, LLC

By:	/s/ Jason Macari
JASON MACARI, ITS MEMBER

STATE OF RHODE ISLAND

COUNTY OF PROVIDENCE

In Providence on the 1st day of March, 2007 before me personally appeared the above-named JASON MACARI, authorized member of Faith Realty, LLC, to me known and known by me to be the party executing the foregoing instrument, and he acknowledged said instrument by him executed to be his free act and deed and the free act and deed of Faith Realty, LLC.

/s/ Steven Rosenbaum
Notary Public
Print Name:	Steven Rosenbaum

My Commission Expires:	7/22/09

Grantee’s Address:

582 Great Road

PO Box 829

Slatersville, RI 02876-0899

EXHIBIT A

That certain tract or parcel of land, with all buildings and improvements thereon, situated on the easterly and southerly side of Park East Drive (extension), in the City of Woonsocket, County of Providence, State of Rhode Island, bounded and described as follows:

Beginning at a Rhode Island highway bound oil the southerly sideline of said Park East Drive (Extension), said point being twenty-eight and 00/100 (28.00) feet left and opposite Station 85+ 16.66 on State Highway Plat #2386;

Thence S35° 42’ 33” W a distance of one hundred forty and 00/100 (140.00) feet to an angle point;

Thence S51° 51’ 53” W a distance of one hundred ninety-six and 44/100 (196.44) feet to an angle

Thence S40° 21’ 03” W a distance of one hundred thirty-three and 48/100 (133.48) feet to an angle point;

Thence S36° 12’ 39” W a distance of forty-nine and 34/100 (49.34) feet to a corner;

Thence N54° 17’ 27” W a distance of two hundred thirty-two and 38/100 (232.38) feet to an angle point;

Thence S86° 27’ 52” W a distance of one hundred seventy and 92/100 (170.92) feet to the easterly line of Park Fast Drive;

Thence northerly bearing easterly along the arc of a curve having a radius of three-hundred twenty-two and 00/100 (322.00) feet, an arc length of three hundred eighty-nine and 13/100 (389.13) feet, a chord bearing of N50° 49’ 35”E and a chord distance of three hundred sixty-five and 88/100 (365.88) feet to a Rhode Island highway bound twenty-eight (28.00) feet left and opposite station 89+51.85;

Thence N85° 26’ 47”E continuing along the southerly sideline of Park East Drive, a distance of three hundred three, and 32/100 (303.32) feet to a Rhode Island highway bound twenty-eight (28.00) feet left and opposite Station 86+48.53;

Thence easterly bearing southerly along the arc of a curve having a radius of five hundred seventy-two and 00/100 (572.00) feet, an arc length of one hundred twenty-five and 39/100 (125.39) feet, a chord bearing of S88° 16’ 25”E and a chord distance of one hundred twenty-five and 14/100 (125.14) feet to the point and place of beginning.

Said parcel is further designated as Map D7, D8 Lot 59-16 on plan entitled ADMINISTRATIVE SUBDIVISION PLAN MAP D7, D8 LOT 59-16 SITUATED ON: PARK EAST DRIVE (EXTENSION) WOONSOCKET, RHODE ISLAND SCALE: 1”= 40’ DATE: OCTOBER 2004 REVISED: NOVEMBER, 2004 REVISED: JANUARY, 2005, FEBRUARY, 2005 PREPARED

FOR: FAITH REALTY, LLC. 6 BLACKSTONE VALLEY PLACE SUITE 206A, LINCOLN, R.I. 02865 PREPARED BY: CROSSMAN ENGINEERING, INC. 151 Centerville Road Warwick, Rhode ISLAND 02886 (the “Subdivision Plan”), which Subdivision Plan, is recorded at Plan Book 22, Page 59 of Woonsocket Land Evidence Records.

Subject to easements between the City of Woonsocket and Redevelopment Agency of Woonsocket to be recorded prior hereto.

Property Address: Lot 59-16 Highland Corporate Park; Park East Drive, Woonsocket, Rhode Island

Assessor’s Plat              Lot 59-16